SECURITES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report	Date of earliest event reported
March 19, 2004	March 5, 2004

CARDIOTECH INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

000-28034

(Commission File Number)

Massachusetts	04-3186647
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

229 Andover Street

Wilmington, MA 01887

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (978) 657-0075

Item 5.  Other Events

An Exchange and Venture Agreement (the “Agreement”) was entered into on March 5, 2004 by and among CardioTech International, Inc. (“CardioTech”), Implant Sciences Corporation (“Implant”), and CorNova, Inc. (“CorNova”).  CorNova is a start-up company, incorporated as a Delaware corporation on October 12, 2003.  CorNova’s focus will be the development of a next-generation drug-eluting stent.  On March 5, 2004, CardioTech and Implant each agreed to transfer to CorNova 12,931 shares and 10,344 shares of their common stock (collectively, the “Contributory Shares”), respectively, in exchange for 1,500,000 shares, each, of CorNova’s common stock.  The number of Contributory Shares issued reflects the fair market value of CardioTech’s and Implant’s common stock as of November 18, 2003, for an aggregate value of $75,000 each.  This also resulted in CardioTech and Implant each receiving a thirty percent (30%) ownership interest in CorNova.

Upon the event of CorNova securing additional financing in the minimum amount of $1,000,000 and up to a maximum amount of $3,000,000 (the “Series A Financing”), CardioTech and Implant will each issue additional shares of their common stock (the “Investment Shares”), where the number of Investment Shares to be issued will be equal to twenty-five percent (25%), of the gross proceeds of the Series A Financing divided by the respective five (5) day average of the closing prices of the common stock of CardioTech and Implant as published in the Wall Street Journal on the dates immediately preceding each relevant closing of the Series A Financing.  In addition to the issuance of its common stock upon the completion of a Series A Financing, CardioTech will also grant to CorNova an exclusive license for the technology consisting of Chronoflex DES polymer, or any poly (carbonate) urethane containing derivative thereof, for use on drug-eluting stents.

Both the Contributory Shares and the Investment Shares (collectively, the “Securities”) are restricted securities within the meaning of Rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and none of the Securities may be sold except pursuant to an effective registration statement under the Securities Act or under the securities laws of any state, or in a transaction exempt from registration under the Securities Act.

Item 7.  Financial Statements and Exhibits

(a)	Exhibits.

	Number	Description

	2.3	Exchange and Venture Agreement, dated March 5, 2004, by and among CardioTech International, Inc., Implant Sciences Corporation, and CorNova, Inc.

	99.1	CardioTech’s Press Release, dated March 9, 2004.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, CardioTech International, Inc. has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Date:	March 19, 2004	CARDIOTECH INTERNATIONAL, INC.

		By:	/s/ Michael Szycher
Michael Szycher, Ph.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit

Number	Description

2.3	Exchange and Venture Agreement, dated March 5, 2004, by and among CardioTech International, Inc., Implant Sciences Corporation, and CorNova, Inc.

99.1	CardioTech’s Press Release, dated March 9, 2004.